                                                                      EXHIBIT 21

                    SUBSIDIARIES OF UNITED BANKSHARES, INC.


                              United National Bank
                (subsidiary of second-tier bank holding company,
                   UBC Holding Company, Inc., a wholly-owned
                               subsidiary of UBS)

                          United National Bank - South

                                Bank First, N.A.
                (subsidiary of second-tier bank holding company,
                   UBF Holding Company, Inc., a wholly-owned
                               subsidiary of UBS)

                           United Venture Fund, Inc.

                            Commercial Interim Bank
                     (formed to facilitate the acquisition
                 of First Commercial Bank, Arlington, Virginia)

                         United Mortgage Company, Inc.